Exhibit 10.19

SETTLEMENT AGREEMENT

DATE:18 November 2021

PARTIES:

(1)You:Richard M Weil

(2)	The Company: Janus Capital Management LLC whose registered office is at 151 Detroit St, Denver Co, 80206

WHEREAS

(1)	The Company is duly authorised to enter into this Agreement on its own behalf and as agent for any Group Company.

(2)	Without admission of liability by either party, the Company and you have agreed on the terms set out in this Agreement by way of settlement of all claims you have or may have against the Company (or any Group Company) arising out of your employment and the termination of your employment and (if relevant to you) any Directorships and Offices or their termination or cessation. The Company also confirms that it is not aware of any claims it might have against you.

(3)	You are seconded to Janus Henderson Group plc pursuant to a secondment agreement between the Company and Janus Henderson Group plc dated 14 December 2018 and you are employed by the Company under the Contract of Employment.

IT IS AGREED as follows:

1.	Definitions
1.1	In this Agreement the following words and expressions will (unless they are inconsistent with the context) have the following meanings:
Associated Company	An associated employer within the meaning of section 231 of the Employment Rights Act 1996;
Contract of Employment	The letter agreement between you and the Company dated 1 August 2018, as amended;
Directorships and Offices Further Tax

Directorships or offices of any Group Company and directorships, trusteeships and offices of, or partnerships in, any company, trust or entity (i) connected with the Janus Henderson Group or its business or (ii) which you hold at the request or instruction of the Janus Henderson Group;

Any income tax, employee National Insurance contributions, interest, penalties, charges and/or costs arising in respect of taxable payments or benefits under this Agreement which you are liable to pay and/or which HMRC requires the Company to pay;

LON42368545/2 153295-0037

Janus Henderson Group

The Company, or any company which controls the Company from time to time, or any Subsidiary from time to time of the Company, or of any company which controls the Company, or any company having, whether directly or indirectly, a parent company in common with the Company, or any Associated Company of the Company (each, a Group Company);

Second Settlement Agreement	A settlement agreement in the form attached at Schedule 2; and
Termination Date	30 June 2022.
2.	Termination of Employment/Payment of Salary/Holiday Pay/Benefits
2.1	You will continue to carry out your normal role and duties as Chief Executive Officer between the date of this Agreement and 31 March 2022.
2.2	From 1 April 2022 to the Termination Date (the Transition Period) you will be employed in a non-executive role as a special advisor with duties, authorities and responsibility commensurate with such role as may reasonably be assigned to you by the Board, including consultation with and support of any new CEO to ensure an effective transition of your duties for the Company and its clients. You will not be required to regularly attend work; however, you must be available on your mobile during normal working hours. You will continue to be bound by your Contract of Employment including, for the avoidance of doubt, your duty of confidentiality.
2.3	During the Transition Period you should not undertake any other business or profession without our prior written consent, or be or become an employee, officer or agent of any other firm, company or person. You and the Company acknowledge and agree that during the Transition Period, many of your principal responsibilities may be transferred to the new CEO and other Group Company employees and, that, therefore, your day-to-day job functions may change substantially as the Transition Period progresses. You and the Company also acknowledge and agree that it may be inappropriate or unnecessary to include you in all executive team meetings that the Company may conduct during the Transition Period and you shall attend such meetings as the Company may reasonably request.
2.4	You undertake to co-operate fully with the Company, any Group Company and its or their advisers in relation to the comprehensive, timely and accurate handover of your duties. The Company shall provide you with all reasonable support to enable you to effect an orderly transition and hand over of your duties in accordance with SYSC 4.9.7.
2.5	You agree to co-operate fully with the Company, any Group Company and its or their advisers in relation any internal investigation or other internal enquiry or any investigation or other enquiry by the FCA, or any other regulatory authorities, clearing houses and exchanges, professional bodies, or government bodies or agencies in relation to the Company or any Group Company or any litigation brought by or against the Company or any Group Company in any case relating (in whole or in part) to matters with which you were involved during your employment with the Company. The Company agrees to pay any reasonable expenses incurred by you in providing such cooperation.
2.6During the Transition Period, but not thereafter you will continue to receive your salary and benefits (less deductions for income tax and National Insurance contributions at appropriate rates) and less any sums authorised by you as deductions or reductions or otherwise owed by you to the Company (together, Deductions).  In particular:
2.6.1	you shall be entitled to participate in all savings and retirement plans, practices, policies and programs, in each case on terms and conditions no less favourable than the terms and conditions generally applicable to similar level employees. Vesting of any Company contributions to your account in the Janus Capital Group 401(k) and Employee Stock Ownership Plan (the 401(k) Plan) shall be in accordance with the terms of the 401(k) plan;

2.6.2	you and your spouse and dependents, as the case may be, shall be eligible for active employee participation in, and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including without limitation, medical, vision, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (Welfare Benefit Plans) on terms and conditions no less favourable than the terms and conditions generally applicable to similar level employees. If you are enrolled in the Company's health plans on the Termination Date, you will have the option of electing continued coverage yourself and any eligible dependents under the federal law known as COBRA to the extent of you/their eligibility. Your participation in all other Company benefit plans for active employees will terminate on the Termination Date.
2.7	The Company shall reimburse you promptly for your reasonable and authorized business expenses related to your employment with the Company through the Termination Date, consistent with the Company's policies and conditioned on your presentation to the Company, on or before the Termination Date, of documentation verifying such expenses.
2.8	In your final payroll you will be entitled to receive the sum of monies which represents payment for any accrued and untaken holiday as at the Termination Date. Your P45 will be issued to you following the Termination Date.
2.9	You and the Company will enter into the Second Settlement Agreement on, or within 5 days of, the Termination Date.
3.	Tax
3.1	The Company will account to HMRC for the income tax/National Insurance so deducted. Any liability for Further Tax will be yours alone.
3.2	You undertake that if the Company is called upon to account to HMRC for any Further Tax in respect of your employment or its termination and if the Company pays the Further Tax to HMRC and notifies you of the fact, you will without delay pay to the Company an amount equal to the Further Tax. No payment of Further Tax will be made to HMRC without particulars of any proposed payment being given to you prior to such payment being made to HMRC.
4.	No Derogatory Statements
4.1	You undertake that you will not make public or otherwise communicate any disparaging or derogatory statements whether in writing or otherwise concerning the Company or any Group Company or any of its or their officers or employees.
4.2	In return, the Company shall instruct those involved in the termination not to authorise or encourage any of the employees or officers of any Group Company to make (and will instruct members of the Executive Committee of Janus Henderson Group plc) not to make, public or otherwise communicate any disparaging or derogatory statements whether in writing or otherwise concerning you.
5.	Permitted Disclosures

5.1.1	Nothing in this Agreement prevents the parties from making a disclosure:

5.1.2	that your employment with the Company terminated by reason of retirement on the Termination Date;
5.1.3	which amounts to a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996;
5.1.4	in order to report an offence to a law enforcement agency or to co-operate with a criminal investigation or prosecution;

5.1.5	for the purposes of reporting misconduct, or a serious breach of regulatory requirements, to any body responsible for supervising or regulating the matters in question;
5.1.6	if and to the extent required by law; or
5.1.7	to the Equality and Human Rights Commission.
5.2	All other terms of this agreement are to be read subject to clause 6.1.
6.	Confidentiality
6.1	In consideration of the further payment of the bonus payments set out at clause 9 (from which the Company will deduct such income tax and employee National Insurance which it is by law obliged to deduct) you agree and acknowledge that you remain bound by and will continue to comply with your duty of confidentiality towards the Company and any Group Company as set out in your Contract of Employment and will treat as trade secret all confidential and specialised data and information acquired by you during the course of your employment including but not limited to any information concerning:
6.1.1	the Company's (or any Group Company's) products, sales and marketing strategies, plans, training programmes, instructions, client care policies, pricing structures, client details, and management practice;
6.1.2	any person who at the Termination Date or formerly was an employee or client of the Company or any Group Company,

and will not at any time in the future use any such trade secrets or information for your own benefit nor divulge them to any individual, organisation, firm or company without the prior written consent of the Company. For the avoidance of doubt this clause does not apply to any information which is in or has entered the public domain otherwise than as a result of a direct or indirect disclosure by you.

7.	Warranties
7.1	You warrant and represent that:
7.1.1	you have not at any time to your knowledge committed a repudiatory breach of your Contract of Employment or any other agreement between you and the Company which would entitle the Company to terminate your employment without notice;
7.1.2	on or before the Termination Date, you will return to the Company all property (including your Company identification), Company credit card, office keys, mobile telephone equipment, computer equipment, blackberry records, correspondence, documents, files, client lists, client records and other information (whether originals copies or extracts and whether in written or in computer readable form) belonging to the Company or any Group Company;
7.1.3	you will not retain any copies (in any form) of any such records, correspondence, documents, files, client lists, client records or other information referred to in clause 7.1.2;
7.1.4	you will erase and procure the erasure of all data (in so far as this is feasible without specialist IT assistance) relating to the business of the Company from any computer to which you have access and which is not under the custody or control of the Company and will destroy any paper copies made of such data; and
7.1.5	you have not and will not commence any action or issue any legal proceedings arising out of your employment or its termination against the Company or any of its respective officers or employees in any court or Tribunal.
7.2	The Company is under no obligation to make the payments provided for in clause 9 or 10 in the event that you are in breach of any of the warranties in this clause 7, or if on or before the

Termination Date, you do or fail to do anything which amounts to a repudiatory breach of the express or implied terms of your employment with the Company. In the event that the Company considers to be in breach of any of the warranties in this clause 7, it will bring such breach to your attention and (if remediable) give you a reasonable opportunity to remedy such breach.
8.	Legal Expenses

Subject to receipt of a signed copy of this Agreement from you, the Company will, within 30 days of production of an appropriate copy VAT invoice (addressed to you but marked payable by the Company), pay to your solicitors your legal expenses relating exclusively to advice on your rights in connection with this Agreement and the Second Settlement Agreement, up to a maximum of £2,700 plus VAT.

9.	Treatment of Bonus/Incentive on Separation
9.1	Subject to your material compliance with the terms of this Agreement and the Second Settlement Agreement, the Company shall pay you a 2021 bonus award (2021 Award). This award will be subject to mandatory deferral under the terms of the Company's current deferral scheme and may be delivered in the form of shares/ share units in Janus Henderson Group plc or fund unit awards. The bonus will be subject to all income tax and employee National Insurance which the Company is by law obliged to deduct. For the avoidance of doubt, the amount of the 2021 Award will be determined and the 2021 Award will be paid in accordance with the Company's normal payroll processes and business practice, taking into consideration firm, department and individual performance. Further, the Company shall not use any diminution of your duties, title or authority during the Transition Period as a factor supporting or as justification for reducing the amount of the 2021 Award.
9.2	Subject to your material compliance with the terms of this Agreement and the Second Settlement Agreement, the Company shall pay you a 2022 bonus award (2022 Award), The 2022 award will be subject to mandatory deferral under the terms of the Company's current deferral scheme to the extent applicable and, accordingly, may be delivered in the form of shares/ share units in Janus Henderson Group plc or fund unit awards. This 2022 Award will be calculated pro rata for the period 1 January 2022 through 31 March 2022, and the amount of the 2022 Award shall be determined in accordance with normal payroll processes and business practice, taking into consideration firm, department and individual performance. Further, the Company shall not use any diminution of your duties, title or authority during the Transition Period as a factor supporting or as justification for reducing the amount of the 2022 Award. The 2022 Award will be subject to all income tax and employee National Insurance which the Company is by law obliged to deduct.
10.	Treatment of Share Awards on Separation
10.1	In consideration of your assistance with an effective transition as outlined in clause 2.2, all fund unit awards, restricted stock unit awards and performance based share unit awards granted pursuant to the terms of the Janus Henderson Group plc Third Amended and Restated 2010 Deferred Incentive Plan (or any predecessor plan) (collectively, the Awards) which are outstanding as of the Termination Date shall continue to vest in accordance with the schedules set forth in the respective award agreements related to a termination of employment due to retirement, subject to your complying with the obligations set forth in each such award agreement; provided that, the performance based share unit awards granted to the Executive in each of February 2020 and February 2021 shall be eligible to vest in accordance with the termination without cause provisions applicable to such awards.
10.2	All provisions in this clause are strictly subject to the rules of the relevant plan from time to time in force.
10.3	You agree that the provisions set out in this clause will take effect provided that you ensure that the Company has your up-to-date personal email address at all times so that the plans' trustees and administrators can maintain contact with you.

11.	Reference
11.1	Subject to (i) its obligations to any relevant regulatory body and (ii) any further information coming to the Company’s attention which it considers should properly be reflected in the reference, the Company will, if requested by a potential employer, supply a reference in its standard form from time to time in use confirming that so far as it is currently aware it has no concerns in respect of your fitness and propriety. A specimen of the Company’s current standard reference is attached as (i) Schedule 1 Part A to this Agreement in respect of a role which would not require you to be a Senior Manager or Certified Person; and (ii) Schedule 1 Part B to this Agreement in respect of a role which would require you to be a Senior Manager or a Certified Person. For the avoidance of doubt, the Company reserves the right to:
11.1.1	make such disclosures about you; and
11.1.2	issue an updated reference in respect of you,

as required by law or by any securities exchange or regulatory or governmental body having jurisdiction over the Company or any Group Company, whether or not the requirement has the force of law and notwithstanding the fact that any such disclosure or updated reference may deviate from the terms of any agreed reference.

12.	Restrictive Covenants
12.1	In consideration for the bonus payments set out at clause 9 (from which the Company will deduct such income tax and employee National Insurance which it is by law obliged to deduct) you agree that you continue to be bound by the provisions of express confidentiality and post termination obligations contained in clauses 15 and 21 of your Contract of Employment.
13.	Liability Coverage

Your coverage under all insurance policies that cover the Company and any parent company, affiliate or subsidiary of the Company, including those for directors and officers of such entities, shall remain in place under current terms during the Transition Period. Insurance coverage will extend to any future claims relating to your employment, before or during the Transition Period. The Company also agrees to indemnify you, to the extent covered in accordance with the terms and conditions of such insurance policies and subject to the Companies Act 2006, against any and all actions, claims, costs, proceedings or expenses brought against or incurred by you personally arising out of such directorships or other offices other than in relation to any wilful negligence, wilful default, fraud, wilful breach of duty or wilful breach of trust committed by you.

14.	Resignation from Directorships and Offices
14.1	Where you hold any Directorships and Offices, you confirm that you will sign a letter resigning your Directorships and Offices and/or execute any documents necessary to give effect to such resignation in a form prescribed by the Company and will return this/these to the Company together with the signed copies of this Agreement. You agree to take (at the Company's expense) all actions deemed reasonably necessary by the Company to effect or evidence such resignations. The Company agrees to take responsibility for filing all resignations in the relevant jurisdictions.
15.	Claims against the Company or any Group Company
15.1	Without any admission of liability by the Company, you agree to accept the terms set out in this Agreement in full and final settlement of any and all claims, demands, costs, expenses or rights of action which you have or may have against the Company and/or any Group Company or any of its or their officers or employees, whether at common law, statutory, pursuant to European Union law or otherwise, however arising, in connection with your employment and/or its termination and (where relevant) your Directorships and Offices and/or your removal or resignation from them (the Identified Issues).

15.2	In particular, but without limitation, the waiver and release contained in clause 15.1 extends to:
15.2.1	any claim for damages for breach of contract (whether brought before an Employment Tribunal or otherwise); and
15.2.2	any claim for compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other similar scheme operated by the Company or any Group Company other than as set out in clause 10; and
15.2.3	any statutory claims which you have or may have as follows:
(a)	a claim of unfair dismissal under sections 93 and 111 of the Employment Rights Act 1996;

(b)	a claim for a redundancy payment, under section 163 of the Employment Rights Act 1996;

(c)	a claim in relation to equal terms under section 2 of the Equal Pay Act 1970 and/or sections 120 and 127 of the Equality Act 2010;

(d)	a claim of unlawful deductions under section 23 of the Employment Rights Act 1996;

(e)	a claim in relation to working time or holiday pay under regulation 30 of the Working Time Regulations 1998;

(f)	a claim in relation to time off work under sections 51, 54, 57, 57B, 60, 63 and 63C of the Employment Rights Act;

(g)	a claim in relation to parental rights and/or flexible working under sections 80 and 80H of the Employment Rights Act 1996;

(h)	a claim in relation to discrimination relating to religion or belief under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003 and/or section 120 of the Equality Act 2010;
(i)	a claim under section 48 of the Employment Rights Act 1996 in respect of detriment suffered in relation to making a protected disclosure, under section 47B;
(j)	a claim under section 48 of the Employment Rights Act 1996 in respect of detriment suffered in relation to the right to be accompanied, under section 10 of the Employment Relations Act 1999;

(k)a claim of discrimination relating to age under regulation 36 of the Employment Equality (Age) Regulations 2006 and/or under section 120 of the Equality Act 2010;
(l)	a claim for damages for distress, anxiety or financial loss caused by harassment under Section 3 of the Protection from Harassment Act 1997; and

(m)	for damages under the Data Protection Act 1998, EU General Data Protection Regulation (EU) 2016/679 or Data Protection Act 2018, as applicable.

The claims specified in these clauses 15.1 and 15.2 (together the Employee Claims) are claims which it is recognised you have or may have arising out of the circumstances surrounding your employment and/or its termination.

15.3	In signing this Agreement, you confirm that you are not aware of any other claims other than those specified in clause 15 or facts or circumstances that may give rise to any claim against the Company or its employees in relation to any other matters.
15.4	By your signature of this Agreement you agree that you will not institute or commence any claims, actions or proceedings against the Company or any Group Company or any officer or employee of the Company or any Group Company in relation to the Identified Issues before any

Employment Tribunal or court whether in respect of the Employee Claims or otherwise. For the avoidance of doubt, the Company acknowledges that nothing in this Agreement affects your accrued pension rights, or right to enforce this Agreement or the Second Settlement Agreement or right to bring a claim in respect of personal injury and you represent and warrant that as at the date of signature of this Agreement, you are not aware of any circumstances which give rise or may give rise to any claim in relation to personal injury.
15.5	You represent and warrant that:
15.5.1	you have received independent legal advice from a relevant independent adviser (as defined by section 203 of the Employment Rights Act 1996) as to the terms and effect of this Agreement and in particular its effect on your ability to pursue a claim in relation to the Identified Issues and you have previously notified any and all potential claims of any nature you have or may have against the Company or any Group Company (or any of its or their officers or employees) to the Company in writing and that you have no other complaints or grounds for any claim whatsoever against the Company in relation to the Identified Issues, including without limitation the Employee Claims;
15.5.2	the name of the independent adviser referred to in clause 15.5.1 above is Meriel Schindler of Withers LLP.
15.5.3	you are advised by the independent adviser that there is in force and was at the time you received the advice referred to above an insurance policy covering the risk of a claim by you in respect of loss arising in consequence of that advice.

You acknowledge that the Company has acted in reliance on these warranties when entering into this Agreement.

15.6	You agree and acknowledge that the conditions regulating settlement and compromise agreements contained in section 147 of the Equality Act 2010, section 203 of the Employment Rights Act 1996, section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 9 of the Disability Discrimination Act 1995, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 35 of the Working Time Regulations 1998, Regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 5 of the Employment Equality (Age) Regulations 2006 Regulation 40 of the Information and Consultation of Employees Regulations 2004, paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, the Pensions Act 2008 and any other similar relevant statutory provisions relating to the compromising of statutory claims are intended to be and have been satisfied.
15.7	You agree that if you materially breach any provision in this Agreement or pursue a claim against the Company or any Group Company relating to your employment or its termination, an amount equal to the loss (including consequential loss and any legal fees or costs) which the Company and/or any Group Company suffers or incurs as a result will be immediately payable to the Company upon demand and the Company will be released from any continuing obligation under this Agreement.
16.	Interpretation
16.1	The headings to clauses are for convenience only and have no legal effect.
17.	Whole Agreement
17.1	Each party for the behalf of itself and, in the case of the Company, as agent for each Group Company, agrees with the other that (i) this Agreement sets out the entire agreement and understanding between you and the Company and each Group Company in relation to your employment with the Company and its termination, and supersedes all prior discussions between them or their advisers and all statements representations assurances or warranties whenever given and whether orally or in writing and (ii) neither party has relied on any statement, representation, assurance or warranty of any person (whether party to this Agreement or not and whether in writing or not) other than as expressly set out in this Agreement.
17.2	Nothing in this Agreement will, however, operate to limit or exclude any liability for fraud.
18.	Applicable Law and Jurisdiction
18.1	This Agreement will be construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English Courts to settle any dispute which may arise in connection with this Agreement.
19.	Miscellaneous
19.1	This Agreement is entered into by the Company for itself and in trust for each Group Company with the intention that each such company will be entitled to enforce it directly. The parties agree that each Group Company will be entitled to enforce the benefit of this Agreement in accordance with the Contracts (Rights of Third Parties) Act 1999. Other than as stated in this clause 19.1, no person other than a party to this Agreement will have any rights to enforce any term of this Agreement.
19.2	This Agreement although marked ‘Without Prejudice’ and ‘Subject to Contract’ will upon
19.3	signature by both parties be treated as an open document evidencing an agreement binding on the parties.
19.4	This Agreement may consist of one or more counterparts, each signed by one or more parties to this Agreement. If so, the signed counterparts are treated as making up one document, the date on which the last counterpart is executed will be the date of the Agreement and when executed and delivered each counterpart is treated as an original and together will constitute one document.

………………………………………………

SIGNED by Richard Weil

………………………………………………

SIGNED for and on behalf of Janus Capital Management LLC

CERTIFICATE

I, Meriel Schindler of Withers LLP of 20 Old Bailey London EC4M 7AN confirm that I have given independent legal advice to Richard Weil as to the terms and effect of the above Agreement and in particular its effect on the ability of Richard Weil to pursue his rights before an Employment Tribunal.

I confirm that I am a Solicitor of the Senior Courts of England & Wales holding a current Practising Certificate and that there is and was at the time I gave the advice referred to above in force a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by Richard Weil in respect of any loss arising in consequence of that advice.

Signed………………………………………………

Dated………………………………………………

Schedule 1

PART A

Our Reference:

Your Reference:

[Date]

Private & Confidential

Dear [NAME]

Thank you for your letter of [DATE].  It is Janus Henderson Group plc policy to issue a certificate of employment only in response to a reference request [if relevant: and I am therefore unable to provide all the information you requested.]

CERTIFICATE OF EMPLOYMENT

Name:	Richard Weil

Dates of employment:	1 February 2010 to 30 June 2022

Last position held:	Chief Executive Officer of the Janus Henderson Group

Under no circumstances must the information be divulged to the subject of the reference or any other third party without our consent.

Yours sincerely/ faithfully

Janus Henderson HR Administration

Schedule 1

PART B

[Regulated Reference]

Our reference:

Your reference:

[Date]

Private & Confidential

Dear [Name]

Please find enclosed a Regulated Reference for Richard Weil.

We confirm that Richard Weil was employed by Janus Management Holdings Corporation from 1 February 2010 to 30 June 2022. The last position they held was Chief Executive Officer of the Janus Henderson Group. The attached reference will cover the required period for Regulatory References (in line with the FCA rules).

This reference is given in the strictest of confidence, solely for the purpose for which it was requested and without liability on the part of Henderson Administration Limited or any employee of Henderson Administration Limited except as required by FCA Rules.  It is for you to assess the appropriateness or suitability of Richard Weil for any position for which you may be considering him in light of the information supplied in this reference and Henderson Administration Limited expresses no opinion in this regard.

Yours sincerely/ faithfully

Janus Henderson HR Administration

Regulated Reference Request
Each question must be answered. Where there is nothing to disclose, this should be confirmed by answering ‘No’ for the relevant question.
Information requested		Response
1A	Name, contact details and firm reference number of firm providing reference; or	[NAME] [ADDRESS] [PHONE NUMBER] [FIRM REFERENCE NUMBER]
1B	Names, contact details and firm reference numbers (where applicable) of group firms providing a joint reference	[NAME] [ADDRESS] [PHONE NUMBER] [FIRM REFERENCE NUMBER] [NAME] [ADDRESS] [PHONE NUMBER] [FIRM REFERENCE NUMBER]
2	Individual’s name (i.e. the subject of the reference)	[NAME]
3	Dates of employment (start dates and end dates)	[DATE]
4	Current/last job title	[JOB TITLE]
5	Name, contact details and firm reference number of firm requesting the reference	[NAME] [ADDRESS] [PHONE NUMBER] [FIRM REFERENCE NUMBER]
6	Date of request for reference	[DATE]
7	Date of reference	[DATE]

1) 2)
The answers to Questions A to F cover the period beginning six years before the date of your request for a reference and ending on the date of this reference.
Question		Response
A	Has the individual: 3)Performed a certification function for our firm; or 4)been an approved person for our firm.
B

Has the individual performed one or more of the following roles in relation to our firm:

1)notified non-executive director;
2)credit union non-executive director; or
3)key function holder (other than a controlled function); or
4)board director.

C

If we have answered ‘yes’ to either Question A or B above, we set out the details of each position held, including:

1)what the controlled function, certification function or key function holder role is or was;
2)(in the case of a controlled function) whether the approval is or was subject to a condition, suspension, limitation, restriction or time limit;
3)whether any potential FCA governing function is or was included in a PRA controlled function; and
4)the dates during which the individual held the position.

D

Has the individual performed a role for our firm other than the roles referred to in Questions A and B above:

If ‘yes’, we have provided summary details of the other role(s), e.g. job title, department and business unit.

E

Have we concluded that the individual was not fit and proper to perform a function:

If ‘yes’, and associated disciplinary action was taken as a result, please refer to Question F below.

If ‘yes’, and no associated disciplinary action was taken as a result, we have set out below the facts which led to our conclusion.

F

We have taken disciplinary action against the individual that:

1)
relates to an action, failure to act, or circumstances, that amounts to a breach of any individual conduct requirements that:
a.
apply or applied to the individual; or
b.
(if the individual is or was a key function holder a notified non-executive director or a credit union non-executive director for your firm) the individual is or was required to observe under PRA rules (including if applicable, PRA rules in force before 7 March 2016); or
2)
relates to the individual not being fit and proper to perform a function

If ‘yes’, we have provided a description of the breaches (including dates of when they occurred) and the basis for, and outcome of, the subsequent disciplinary action.

G

Are we aware of any other information that we reasonably consider to be relevant to your assessment of whether the individual is fit and proper? This disclosure is made on the basis that we shall only disclose something that:

1)
occurred or existed:
a.
in the six years before your request for a reference; or
b.
between the date of your request for the reference and the date of this reference; or

2) is serious misconduct If yes, we have provided the relevant information.

Schedule 2

WITHOUT PREJUDICE

SUBJECT TO CONTRACT

SECOND SETTLEMENT AGREEMENT

DATE:

PARTIES:

(1)You:Richard M Weil

(2)	The Company: Janus Capital Management LLC whose registered office is at 151 Detroit St, Denver Co, 80206

IT IS AGREED as follows:

1.	Definitions
1.1	Capitalised terms used herein shall have the meaning given to them in the settlement agreement between you and the Company dated______________ (the First Settlement Agreement)
2.	Payments
2.1	Subject to the terms and conditions set out in the First Settlement Agreement, the Company will make the payment set out therein.
3.	Claims against the Company or any Group Company
3.1	Without any admission of liability by the Company, you agree to accept the terms set out in this Agreement in full and final settlement of any and all claims, demands, costs, expenses or rights of action which you have or may have against the Company and/or any Group Company or any of its or their officers or employees, whether at common law, statutory, pursuant to European Union law or otherwise, however arising, in connection with your employment and/or its termination (the Identified Issues).
3.2	In particular, but without limitation, the waiver and release contained in clause 3.1 extends to:
3.2.1	any claim for damages for breach of contract (whether brought before an Employment Tribunal or otherwise); and
3.2.2	any claim for compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other similar scheme operated by the Company or any Group Company other than as set out in the First Settlement Agreement; and
3.2.3	any statutory claims which you have or may have as follows:
(a)	a claim of unfair dismissal under sections 93 and 111 of the Employment Rights Act 1996;

(b)	a claim for a redundancy payment, under section 163 of the Employment Rights Act 1996;

(c)	a claim in relation to equal terms under section 2 of the Equal Pay Act 1970 and/or sections 120 and 127 of the Equality Act 2010;

(d)	a claim of unlawful deductions under section 23 of the Employment Rights Act 1996;

(e)	a claim in relation to working time or holiday pay under regulation 30 of the Working Time Regulations 1998;

(f)	a claim in relation to time off work under sections 51, 54, 57, 57B, 60, 63 and 63C of the Employment Rights Act;

(g)	a claim in relation to parental rights and/or flexible working under sections 80 and 80H of the Employment Rights Act 1996;

(h)	a claim in relation to discrimination relating to religion or belief under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003 and/or section 120 of the Equality Act 2010;
(i)	a claim under section 48 of the Employment Rights Act 1996 in respect of detriment suffered in relation to making a protected disclosure, under section 47B;
(j)	a claim under section 48 of the Employment Rights Act 1996 in respect of detriment suffered in relation to the right to be accompanied, under section 10 of the Employment Relations Act 1999;

(k)a claim of discrimination relating to age under regulation 36 of the Employment Equality (Age) Regulations 2006 and/or under section 120 of the Equality Act 2010;
(l)	a claim for damages for distress, anxiety or financial loss caused by harassment under Section 3 of the Protection from Harassment Act 1997; and

(a)	for damages under the Data Protection Act 1998, EU General Data Protection Regulation (EU) 2016/679 or Data Protection Act 2018, as applicable.

The claims specified in these clauses 3.1 and 3.2 (together the Employee Claims) are claims which it is recognised you have or may have arising out of the circumstances surrounding your employment and/or its termination.

In signing this Agreement, you confirm that you are not aware of any other claims other than those specified in clause 3 or facts or circumstances that may give rise to any claim against the Company or its employees in relation to any other matters.

3.3	By your signature of this Agreement you agree that you have not and you will not institute or commence any claims, actions or proceedings against the Company or any Group Company or any officer or employee of the Company or any Group Company in relation to the Identified Issues before any Employment Tribunal or court whether in respect of the Employee Claims or otherwise. For the avoidance of doubt, the Company acknowledges that nothing in this Agreement affects your accrued pension rights, or right to enforce this Agreement or right to bring a claim in respect of personal injury and you represent and warrant that as at the date of signature of this Agreement, you are not aware of any circumstances which give rise or may give rise to any claim in relation to personal injury. Furthermore nothing in this Second Settlement Agreement shall affect your right to enforce the terms of your First Settlement Agreement and any such action shall not be construed as a breach of either the First Settlement Agreement or the Second Settlement Agreement.
3.4	You represent and warrant that:
3.4.1	you have received independent legal advice from a relevant independent adviser (as defined by section 203 of the Employment Rights Act 1996) as to the terms and effect of this Agreement and in particular its effect on your ability to pursue a claim in relation to the Identified Issues and you have previously notified any and all potential claims of any nature you have or may have against the Company or any Group Company (or any of its or their officers or employees) to the Company in writing and that you have no other complaints or grounds for any claim whatsoever against the Company in relation to the Identified Issues, including without limitation the Employee Claims;

3.4.2	the name of the independent adviser referred to in clause 3.4.1 above is Meriel Schindler of Withers LLP.
3.4.3	you are advised by the independent adviser that there is in force and was at the time you received the advice referred to above an insurance policy covering the risk of a claim by you in respect of loss arising in consequence of that advice.

You acknowledge that the Company has acted in reliance on these warranties when entering into this Agreement.

3.5	You agree and acknowledge that the conditions regulating settlement and compromise agreements contained in section 147 of the Equality Act 2010, section 203 of the Employment Rights Act 1996, section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 9 of the Disability Discrimination Act 1995, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 35 of the Working Time Regulations 1998, Regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 5 of the Employment Equality (Age) Regulations 2006 Regulation 40 of the Information and Consultation of Employees Regulations 2004, paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, the Pensions Act 2008 and any other similar relevant statutory provisions relating to the compromising of statutory claims are intended to be and have been satisfied.
3.6	For the avoidance of doubt, you confirm that the First Settlement Agreement remains in full force and effect notwithstanding the execution of this Agreement.
3.7	You agree that if you materially breach any provision in this Agreement or pursue a claim against the Company or any Group Company relating to your employment or its termination, an amount equal to the loss (including consequential loss and any legal fees or costs) which the Company and/or any Group Company suffers or incurs as a result will be immediately payable to the Company upon demand and the Company will be released from any continuing obligation under this Agreement.
4.	Interpretation
4.1	The headings to clauses are for convenience only and have no legal effect.
5.	Applicable Law and Jurisdiction
5.1	This Agreement will be construed in accordance with English law and the parties irrevocable submit to the exclusive jurisdiction of the English Courts to settle any dispute which may arise in connection with this Agreement.
6.	Miscellaneous
6.1	If the amount of any payment or the vesting of any award under this Agreement exceeds any maximum pursuant to any relevant law or regulation or is in any other respect prohibited, your entitlement under this Agreement will be reduced to the maximum allowed under such law or regulation and the Company's obligations to make any such payment or vest any such award will be reduced accordingly.
6.2	This Agreement is entered into by the Company for itself and in trust for each Group Company with the intention that each such company will be entitled to enforce it directly. The parties agree that each Group Company will be entitled to enforce the benefit of this Agreement in accordance with the Contracts (Rights of Third Parties) Act 1999. Other than as stated in this clause 6.2, no person other than a party to this Agreement will have any rights to enforce any term of this Agreement.

6.3	This Agreement although marked ‘Without Prejudice’ and ‘Subject to Contract’ will upon signature by both parties be treated as an open document evidencing an agreement binding on the parties.
6.4	This Agreement may consist of one or more counterparts, each signed by one or more parties to this Agreement. If so, the signed counterparts are treated as making up one document, the date on which the last counterpart is executed will be the date of the Agreement and when executed and delivered each counterpart is treated as an original and together will constitute one document.

………………………………………………

SIGNED by Richard Weil

………………………………………………

SIGNED for and on behalf of Janus Capital Management LLC

CERTIFICATE

I, Meriel Schindler of Withers LLP confirm that I have given independent legal advice to Richard Weil as to the terms and effect of the above Agreement and in particular its effect on the ability of Richard Weil to pursue his rights before an Employment Tribunal.

I confirm that I am a Solicitor of the Senior Courts of England & Wales holding a current Practising Certificate and that there is and was at the time I gave the advice referred to above in force a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by Richard Weil in respect of any loss arising in consequence of that advice.

Signed………………………………………………

Dated………………………………………………